MEMORANDUM

TO:	Directors and Executive Officers of HomeTrust Bancshares, Inc.

FROM:	Teresa White, Senior Vice President, Chief Administration Officer and Corporate Secretary

RE:	Notice of Blackout Period

DATE:	November 27, 2012

Please be advised that as a director and/or executive officer of HomeTrust Bancshares, Inc., you will be subject to special restrictions on trading in HomeTrust Bancshares common stock during the period scheduled to begin on December 27, 2012 and scheduled to end during the week of January 13, 2013.  During this period (the “Plan Blackout Period”), in order to facilitate a change in the third party service provider for the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan (the “Plan”), Plan participants will be unable to make changes in investment direction choices for new contributions to the Plan, make transfers of existing retirement funds among Plan investment options, receive loans or distributions from the Plan or make withdrawals from the Plan.

Under Section 306 of the Sarbanes Oxley Act of 2002 and Regulation BTR of the Securities and Exchange Commission, as a result of the restrictions that will be placed on Plan participants during the Plan Blackout Period, you, your immediate family members sharing your household and any entities through which you indirectly beneficially own HomeTrust Bancshares common stock generally may not purchase, sell or otherwise acquire or transfer any shares of HomeTrust Bancshares common stock during the Plan Blackout Period.  Although the trading restrictions on directors and executive officers mandated by Section 306 and Regulation BTR are subject to certain exceptions, these exceptions are not expected to be relevant to you because the trading window under our insider trading policy is not scheduled to open during the Plan Blackout Period.

During the week of January 13, 2013, you can obtain, without charge, information as to whether the Plan Blackout Period has begun or ended by calling me, at (828) 350-4808.  You can also contact me with any other questions concerning the Plan Blackout Period by calling me at that number or by writing to me at 10 Woodfin Street, Asheville, North Carolina 28801.